Exhibit 15.1

May 2, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated May 2, 2014 on our review of interim financial information of MSCI Inc. for the three month period ended March 31, 2014 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2014 is incorporated by reference in Registration Statement No. 333-147540, No. 333-165888 and No. 333-167624 dated November 20, 2007, June 3, 2010 and June 18, 2010, respectively, on Form S-8 and the Registration Statement No. 333-181533 dated May 18, 2012 on Form S-3.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, New York